Exhibit 99.1

Investor Contact	Media Contact
Laurie Poggi	Roanne Kulakoff and Joseph Kuo
Kohlberg Kravis Roberts & Co. L.P.	Kekst and Company
415-315-3718	212-521-4837 and 212-521-4863

KKR Financial Holdings LLC Announces Fourth Quarter and Full Year 2008 Financial Results

SAN FRANCISCO, CA, March 2, 2009—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) today announced its results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter and Full Year 2008 Results:

KFN reported a net loss of $1.2 billion, or ($7.85) per diluted common share for the quarter ended December 31, 2008, as compared to net income of $59.9 million, or $0.52 per diluted common share for the quarter ended December 31, 2007. In response to the continued deteriorating economic environment, the Company took several actions during the quarter related to its investment portfolio. During the quarter, the Company recorded a provision for loan losses of $471.5 million, which net of charge-offs of $25.7 million, increased the Company’s allowance for loan losses to $480.8 million as of December 31, 2008, from $35.0 million at September 30, 2008.

During the quarter, the Company also recorded an impairment charge totaling $454.3 million for its securities available-for-sale portfolio which consists primarily of high yield debt securities. Of this amount, $216.5 million relates to the Company’s investments in the senior and subordinated bonds of one issuer that were sold subsequent to year end. KFN’s quarterly results also reflect losses totaling $156.3 million on sales of assets during the quarter and a write-down totaling $137.3 million of certain corporate loans that the Company designated as held for sale. Of the $156.3 million of realized losses on sales of assets during the quarter, $137.5 million relates to assets that were held in the Company’s market value collateralized loan obligation (“CLO”) transaction, Wayzata Funding LLC (“Wayzata”). The Company’s results for the quarter also include approximately $72.9 million of realized and unrealized losses on derivative transactions which are primarily attributable to approximately $100.0 million in losses on total rate of return swaps that are used to finance certain investments in loans and for which the aggregate losses were partially offset by gains on credit default swaps where the Company purchased protection on both single name and index bond positions and foreign exchange forward contracts.

KFN reported a net loss of $1.1 billion, or ($7.68) per diluted common share, for the year ended December 31, 2008, as compared to   a net loss for the year ended December 31, 2007 of $100.2 million, or ($1.11) per diluted common share. The net loss reported for the year ended December 31, 2008 is primarily attributable to the fourth quarter loss described above.

Wayzata

Wayzata was originally a market value CLO transaction entered into in November 2007 that was ramped up to full utilization during the second quarter of 2008. The Company’s initial investment in Wayzata consisted of purchasing $320.0 million of the $400.0 million of junior notes issued. The senior notes issued by Wayzata totaled $1.6 billion and were held by a single counterparty, or lender, to the transaction. As Wayzata was structured as a market value transaction, material declines in prices of corporate loans during the fourth quarter of 2008, most notably during October 2008 when the S&P/LSTA Loan Index fell by 13%, led to the Company posting $180.0 million of additional cash collateral to the transaction through the purchase of additional junior notes. The posting of cash collateral and the sales of assets from Wazyata totaling $628.9 million of par during the fourth quarter of 2008 were both undertaken to avoid default under the transaction, which had the highest risk of occurring during December 2008 due to the historically low levels of leveraged loan prices and which could have led to the senior lender foreclosing on the assets financed in Wayzata.

On January 12, 2009, Wayzata was amended to eliminate the market value-based covenants and, consequently, the Company is no longer required to post additional cash collateral as a result of declining fair values of the underlying collateral. Nevertheless, under the amended facility, cash flow generated by the collateral will not be distributed to junior noteholders, including the Company, until all senior obligations of Wayzata are paid in full or otherwise satisfied. The Company cannot predict at this time how long the cessation of cash flows will last. Several additional changes were made to Wayzata as part of the amendment process, including, to (i) increase the coupon on the senior secured notes to three-month LIBOR plus 3.75%, which under certain circumstances may be increased to a maximum of three-month LIBOR plus 5.00%, (ii) reduce the aggregate outstanding par amount of senior secured notes to approximately $675.0 million using free cash in the structure and proceeds from the sale of certain assets designated for liquidation by the senior noteholder, (iii) significantly limit the Wayzata portfolio manager’s right to reinvest principal proceeds from the collateral in new assets and (iv) give the noteholders, including the Company, the collective right to restructure

Wayzata into a cash-flow CLO transaction.

Cash Flow CLO Transactions

As of December 31, 2008, the majority of the Company’s investments in corporate loans and corporate debt securities were held in five cash flow CLO transactions. These transactions contain certain interest coverage and over-collateralization (“OC”) tests that if not met result in cash flows that would be paid to the mezzanine and subordinated noteholders, including the Company, being used to deleverage the transactions until such time as the respective tests are in compliance. The December 2008 monthly reports for the CLO transactions showed that four out of the five cash flow CLO transactions were out of compliance with one or more of their respective OC tests. The Company believes that during 2009 each of its cash flow CLO transactions will be out of compliance with OC tests for intermittent periods and certain CLOs may be out of compliance throughout the year.

Liquidity and Cash Flows

As of December 31, 2008, the Company’s unrestricted cash and cash equivalents totaled $41.4 million. The Company’s free cash flows are expected to be materially reduced due to the status of Wayzata and the cash flow CLOs, both described above. Accordingly, the Company will not pay a dividend for the fourth quarter of 2008 and does not expect to make any cash dividend distributions during 2009. The Company’s secured revolving credit facility executed in November 2008 includes limitations on shareholder distributions until November 2009.  Specifically, prior to November 2009 distributions to shareholders are limited to the amounts estimated to be necessary for shareholders to satisfy their federal and state tax liabilities with respect to their allocable share of KFN’s taxable income, provided the Company remains in compliance with certain borrowing base conditions. For 2008, the Company estimates that a shareholder who held shares during all of calendar year 2008 received cash distributions in calendar year 2008 in an amount sufficient to satisfy the shareholder’s federal and state tax liabilities on their estimated allocable share of the Company’s 2008 items of taxable income, gains, losses and deduction.

The Company’s manager, KKR Financial Advisors LLC, has agreed to defer 50% of the monthly base management fee payable by the Company for the period from January 1, 2009 through November 30, 2009. The aggregate amount of fees otherwise payable during the deferral period will be payable to the Manager upon the earlier of (x) December 15, 2009 and (y) the date of any termination of the Management Agreement pursuant to either Section 13(a) or Section 15(b) thereof. Additionally, beginning in January 2009, KKR Financial Advisors LLC ceased waiving management fees for the CLO transactions that the Company has invested in, including Wayzata, and will rebate to the Company its proportionate share of these incremental CLO fees as a reduction of allocated general and administrative expenses from KKR Financial Advisors LLC. The Company expects that this will have a positive cash flow impact during 2009 of approximately $10.0 million.

The Company closely monitors its liquidity position and believes it has sufficient liquidity and access to liquidity to meet its financial obligations for at least the next 12 months.

Investment Portfolio

During the year ended December 31, 2008, three of the Company’s corporate loan investments with an aggregate amortized cost of $312.7 million had defaulted. One of these investments, Tribune Company, filed chapter 11 bankruptcy during December 2008. As of December 31, 2008, the Company had an investment in corporate loans issued by Tribune Company with a total amortized cost of $226.0 million. These three investments are included in the Company’s allowance for losses as of December 31, 2008.

As of December 31, 2008, after reflecting the impact of its allowance for loan losses, lower of cost or market adjustments for loans held for sale and impairments of corporate debt securities, the Company’s investments in corporate loans and debt securities are carried at a total value of $8.1 billion.

Book Value Per Common Share

The Company’s book value per common share outstanding was $4.40 and $14.27 as of December 31, 2008 and December 31, 2007, respectively.

Information for Investors: Conference Call and Webcast

The Company will host a conference call and audio webcast to review its fourth quarter and annual 2008 results on Monday, March 2, 2009, at 8:00 a.m. EST. The conference call can be accessed by dialing 877-795-3647 (Domestic) or 719-325-4773 (International); a pass code is not required. A replay will be available through Monday, March 9, 2009 by dialing 888-203-1112 (Domestic) and 719-457-0820 (International) / pass code 3143812. Supplemental materials that will be discussed during the call, as well as a live webcast of the call, will be accessible on the Company’s website, at www.kkr.com/kam/kfn_webcasts_presentations_and_important_documents.cfm via a link from the Investor Relations section. A replay of the audio webcast will be archived in the Investor Relations section of the Company’s website.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a publicly traded specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KKR Financial Holdings LLC is available at http://www.kkr.com.

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although KKR Financial Holdings LLC believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to source new investments, the availability and cost of capital for future investments, competition within the specialty finance sector, economic conditions, credit loss experience, availability of financing, maintenance of sufficient liquidity, and other risks disclosed from time to time in the Company’s filings with the SEC.

Schedule I

KKR Financial Holdings LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three	For the three
	months ended	months ended	For the year ended	For the year ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net investment (loss) income:
Loan interest income	$188,667	$234,759	$777,510	$703,042
Securities interest income	36,761	40,140	145,865	127,801
Dividend income	363	1,103	2,629	3,825
Other interest income	2,079	17,605	22,584	37,705
Total investment income	227,870	293,607	948,588	872,373
Interest expense	(121,106)	(175,457)	(521,313)	(556,565)
Interest expense to affiliates	23,018	(31,535)	(43,301)	(60,939)
Provision for loan losses	(471,488)	—	(481,488)	(25,000)
Net investment (loss) income	(341,706)	86,615	(97,514)	229,869
Other (loss) income:
Net realized and unrealized (loss) gain on investments	(745,500)	2,374	(804,754)	89,538
Net realized and unrealized (loss) gain on derivatives and foreign exchange	(72,851)	1,431	(141,319)	(991)
Net realized and unrealized loss on residential mortgage-backed securities, residential mortgage loans, and residential mortgage-backed securities issued, carried at estimated fair value	(34,248)	(4,326)	(48,899)	(45,304)
Net realized and unrealized gain on securities sold, not yet purchased	27,405	5,867	50,297	8,662
Gain on extinguishment of debt	6,205	—	26,486	—
Other income	3,413	2,759	11,352	10,107
Total other (loss) income	(815,576)	8,105	(906,837)	62,012
Non-investment expenses:
Related party management compensation	7,313	13,197	36,670	52,535
General, administrative and directors expenses	4,943	4,199	19,038	18,294
Loan servicing	2,210	2,595	9,444	11,346
Professional services	3,835	1,212	8,098	4,706
Total non-investment expenses	18,301	21,203	73,250	86,881
(Loss) income from continuing operations before equity in income of unconsolidated affiliate and income tax (benefit) expense	(1,175,583)	73,517	(1,077,601)	205,000
Equity in income of unconsolidated affiliate	—	—	—	12,706
(Loss) income from continuing operations before income tax (benefit) expense	(1,175,583)	73,517	(1,077,601)	217,706
Income tax (benefit) expense	(9)	(989)	107	256
(Loss) income from continuing operations	(1,175,574)	74,506	(1,077,708)	217,450
(Loss) income from discontinued operations	—	(14,599)	2,668	(317,655)
Net (loss) income	$(1,175,574)	$59,907	$(1,075,040)	$(100,205)

Net (loss) income per common share:
Basic
(Loss) income per share from continuing operations	$(7.85)	$0.65	$(7.70)	$2.42
(Loss) income per share from discontinued operations	—	(0.13)	0.02	(3.53)
Net (loss) income per share	$(7.85)	$0.52	$(7.68)	$(1.11)
Diluted
(Loss) income per share from continuing operations	$(7.85)	$0.65	$(7.70)	$2.40
(Loss) income per share from discontinued operations	—	(0.13)	0.02	(3.51)
Net (loss) income per share	$(7.85)	$0.52	$(7.68)	$(1.11)

Weighted-average number of common shares outstanding:
Basic	149,708	114,466	140,027	89,953
Diluted	149,871	114,813	140,443	90,640

Schedule II

KKR Financial Holdings LLC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$41,430	$524,080
Restricted cash and cash equivalents	1,233,585	1,067,797
Securities available-for-sale, $553,441 and $1,346,247 pledged as collateral as of December 31, 2008 and December 31, 2007, respectively	555,965	1,359,541
Corporate loans, net of allowance for loan losses of $480,775 and $25,000 as of December 31, 2008 and December 31, 2007, respectively	7,246,797	8,634,208
Residential mortgage-backed securities, at estimated fair value, $102,814 and $117,833 pledged as collateral as of December 31, 2008 and December 31, 2007, respectively	102,814	131,688
Residential mortgage loans, at estimated fair value	2,620,021	3,921,323
Corporate loans held for sale	324,649	—
Derivative assets	73,869	18,737
Interest and principal receivable	116,788	162,465
Reverse repurchase agreements	88,252	69,840
Other assets	110,912	106,588
Assets of discontinued operations	—	3,049,758
Total assets	$12,515,082	$19,046,025
Liabilities
Repurchase agreements	$—	$2,808,066
Collateralized loan obligation senior secured notes	7,487,611	5,948,610
Collateralized loan obligation junior secured notes to affiliates	530,313	525,420
Secured revolving credit facility	275,633	167,024
Secured demand loan	—	24,151
Convertible senior notes	291,500	300,000
Junior subordinated notes	288,671	329,908
Subordinated notes to affiliates	125,000	152,574
Residential mortgage-backed securities issued, at estimated fair value	2,462,882	3,169,353
Accounts payable, accrued expenses and other liabilities	60,124	7,390
Accrued interest payable	61,119	114,035
Accrued interest payable to affiliates	3,987	44,121
Related party payable	2,876	9,694
Securities sold, not yet purchased	90,809	100,394
Derivative liabilities	171,212	56,663
Liabilities of discontinued operations	—	3,644,083
Total liabilities	11,851,737	17,401,486
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at December 31, 2008 and December 31, 2007	—	—
Common shares, no par value, 250,000,000 shares authorized, and 150,881,500 and 115,248,990 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	—	—
Paid-in-capital	2,550,849	2,167,156
Accumulated other comprehensive loss	(268,782)	(157,245)
Accumulated deficit	(1,618,722)	(365,372)
Total shareholders’ equity	663,345	1,644,539
Total liabilities and shareholders’ equity	$12,515,082	$19,046,025